UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 5) *


                              LaserCard Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    51807U101
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                             September 28, 2009 (1)
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [x]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

     (1) This Amendment No. 5 to Schedule 13G is being filed to report that (i) as of September 28, 2009, Kettle Hill Master Fund, Ltd. (which now holds the securities previously held by Kettle Hill Offshore, Ltd.) beneficially owns less than 5% of the shares of Common Stock of LaserCard Corporation and (ii) as of September 30, 2009, Kettle Hill Partners, LP beneficially owns less than 5% of the shares of Common Stock of LaserCard Corporation.

CUSIP No.   51807U101
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Andrew Y. Kurita

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     21,000

6.   SHARED VOTING POWER

     1,189,500

7.   SOLE DISPOSITIVE POWER

     21,000

8.   SHARED DISPOSITIVE POWER

     1,189,500

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,210,500

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                      [_]
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     9.97%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN, HC

CUSIP No.   51807U101
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Kettle Hill Capital Management, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,189,500

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,189,500

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,189,500

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                      [_]
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     9.80%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IA, OO

CUSIP No.   51807U101
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Kettle Hill Partners, LP

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     511,252

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     511,252

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     511,252

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                      [_]
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.21%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN

CUSIP No.   51807U101
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Kettle Hill Master Fund, Ltd.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     458,550

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     458,550

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     458,550

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                      [_]
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     3.78%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO

CUSIP No.   51807U101
            ---------------------

Item 1(a).  Name of Issuer:

            LaserCard Corporation
            ____________________________________________________________________

      (b).  Address of Issuer's Principal Executive Offices:

            1875 North Shoreline Boulevard
            Mountain View, CA  94043
            ____________________________________________________________________

Item 2(a).  Name of Person Filing:

            Andrew Y. Kurita
            Kettle Hill Capital Management, LLC
            Kettle Hill Partners, LP
            Kettle Hill Master Fund, Ltd.
            ____________________________________________________________________

      (b).  Address of Principal Business Office, or if None, Residence:

            Andrew Y. Kurita
            Kettle Hill Capital Management, LLC
            Kettle Hill Partners, LP:

            101 Park Avenue
            23rd Floor
            New York, NY 10178

            Kettle Hill Master Fund, Ltd.:

            c/o Ogier Fiduciary Services (Cayman) Limited
            89 Nexus Way
            Camana Bay
            Grand Cayman KY1-9007
            Cayman Islands
            ____________________________________________________________________

      (c).  Citizenship:

            Andrew Y. Kurita: United States of America
            Kettle Hill Capital Management, LLC: Delaware
            Kettle Hill Partners, LP: Delaware
            Kettle Hill Master Fund, Ltd: Cayman Islands
            ____________________________________________________________________

      (d).  Title of Class of Securities:

            Common Stock, par value $.01
            ____________________________________________________________________

      (e).  CUSIP Number:

            51807U101
            ____________________________________________________________________

Item 3. If This Statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b), or (c), check whether the person filing is a:

     (a) [_] Broker or dealer registered under Section 15 of the Exchange Act (15 U.S.C. 78c).

     (b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act (15 U.S.C. 78c).

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e) [_] An investment adviser in accordance with s.240.13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with s.240.13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  [_]  Group, in accordance with s.240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          Andrew Y. Kurita: 1,210,500
          Kettle Hill Capital Management, LLC: 1,189,500
          Kettle Hill Partners, LP: 511,252
          Kettle Hill Master Fund, Ltd.: 458,550
          ______________________________________________________________________

     (b)  Percent of class:

          Andrew Y. Kurita:  9.97%
          Kettle Hill Capital Management, LLC: 9.80%
          Kettle Hill Partners, LP: 4.21%
          Kettle Hill Master Fund, Ltd.: 3.78%
          ______________________________________________________________________

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote

                Andrew Y. Kurita:  21,000
                Kettle Hill Capital Management, LLC: 0
                Kettle Hill Partners, LP: 0
                Kettle Hill Master Fund, Ltd.: 0

          (ii)  Shared power to vote or to direct the vote

                Andrew Y. Kurita:  1,189,500
                Kettle Hill Capital Management, LLC: 1,189,500
                Kettle Hill Partners, LP: 511,252
                Kettle Hill Master Fund, Ltd.: 458,550

          (iii) Sole power to dispose or to direct the disposition of

                Andrew Y. Kurita:  21,000
                Kettle Hill Capital Management, LLC: 0
                Kettle Hill Partners, LP: 0
                Kettle Hill Master Fund, Ltd.: 0

          (iv) Shared power to dispose or to direct the disposition of

                Andrew Y. Kurita:  1,189,500
                Kettle Hill Capital Management, LLC: 1,189,500
                Kettle Hill Partners, LP: 511,252
                Kettle Hill Master Fund, Ltd.: 458,550

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

                           Kettle Hill Partners, LP
                           Kettle Hill Master Fund, Ltd.
         _______________________________________________________________________

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

                                            N/A
         _______________________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

                                            N/A
         _______________________________________________________________________

Item 8.  Identification  and  Classification  of Members of the Group.

     If a group has filed this schedule pursuant to Sec.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Sec.240.13d-1(c) or Sec.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

                                            N/A
         _______________________________________________________________________

Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

                                            N/A
          ______________________________________________________________________

Item 10.  Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                October 6, 2009
                                        ----------------------------------------
                                                        (Date)


                                        Kettle Hill Capital Management, LLC*

                                        By: /s/ Andrew Y. Kurita
                                            --------------------
                                        Name: Andrew Y. Kurita
                                        Title: Managing Member


                                        /s/ Andrew Y. Kurita*
                                        ----------------------
                                        Andrew Y. Kurita


                                        Kettle Hill Partners, LP
                                        BY: Kettle Hill Capital, LLC,
                                            its general partner

                                        By: /s/ Andrew Y. Kurita
                                            --------------------
                                        Name: Andrew Y. Kurita
                                        Title: Managing Member


                                        Kettle Hill Master Fund, Ltd.
                                        BY: Kettle Hill Capital Management, LLC,
                                            its investment manager

                                        By: /s/ Andrew Y. Kurita
                                            --------------------
                                        Name: Andrew Y. Kurita
                                        Title: Managing Member



* These Reporting Persons disclaim beneficial ownership of the shares reported herein except to the extent of their pecuniary interest therein.



Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See s.240.13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                                      EXHIBIT A


                                    AGREEMENT


     The undersigned agree that this Schedule 13G Amendment dated October 6, 2009 relating to Common Stock, $.01 par value, of LaserCard Corporation shall be filed on behalf of the undersigned.



                                        Kettle Hill Capital Management, LLC

                                        By: /s/ Andrew Y. Kurita
                                            --------------------
                                        Name: Andrew Y. Kurita
                                        Title: Managing Member


                                        /s/ Andrew Y. Kurita
                                        --------------------
                                        Andrew Y. Kurita



                                        Kettle Hill Partners, LP
                                        BY: Kettle Hill Capital, LLC,
                                            its general partner

                                        By: /s/ Andrew Y. Kurita
                                            --------------------
                                        Name: Andrew Y. Kurita
                                        Title: Managing Member


                                        Kettle Hill Master Fund, Ltd.
                                        BY: Kettle Hill Capital Management, LLC,
                                            its investment manager

                                        By: /s/ Andrew Y. Kurita
                                            --------------------
                                        Name: Andrew Y. Kurita
                                        Title: Managing Member



SK 21768 0001 1035399